UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 11, 2009
GLG Partners, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33217	20-5009693

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
399 Park Avenue, 38th Floor
New York, New York 10022

(Address of principal executive offices)
Registrant’s telephone number, including area code: (212) 224-7200
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EX-10.1
EX-99.1

Item 1.01. Entry into a Material Definitive Agreement.
Amendment to Credit Agreement
          On May 11, 2009, GLG Partners, Inc. (the “Company”) and its subsidiaries, FA Sub 1 Limited (“FA Sub 1”), FA Sub 2 Limited (“FA Sub 2”) and FA Sub 3 Limited (“FA Sub 3”), entered into Amendment No. 3 (“Amendment No. 3”) dated as May 11, 2009, to the Credit Agreement, dated as of October 30, 2007, among the Company, FA Sub 1, FA Sub 2, FA Sub 3, Citicorp USA, Inc., as administrative agent, and the lenders party thereto (as amended, supplemented or otherwise modified, the “Credit Agreement”). Subject to satisfaction of the conditions precedent, Amendment No. 3 is expected to be effective as of May 15, 2009. A copy of Amendment No. 3 is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference as though it was fully set forth herein. The following summary description of Amendment No. 3 and the transactions contemplated thereby is not intended to be complete, and is qualified in its entirety by the complete text of Amendment No. 3. A copy of the Company’s press release regarding Amendment No. 3 dated May 11, 2009 is also filed herewith as Exhibit 99.1 and incorporated herein by reference.
          As of December 31, 2008, FA Sub 3 had $570.0 million in secured indebtedness under the Credit Agreement. The Credit Agreement is being amended in connection with the proposed offer to purchase a portion of the loans under the Credit Agreement by a newly formed subsidiary of FA Sub 2 (“GLG Funding Co.”). It is intended that Amendment No. 3 will become effective at the same time as the loans submitted for purchase are acquired by GLG Funding Co. Amendment No. 3 provides that, among other things:
•	GLG Funding Co. will be permitted to acquire outstanding loans made under the Credit Agreement (such acquired loans being the “Purchased Loans”). The amendments also set the terms and conditions pursuant to which the acquisition of the Purchased Loans will occur. Pursuant to the amendment, the proceeds received from the sale of the notes and the Euro notes will not be subject to the mandatory prepayment provisions of the Credit Agreement.

•	No payments with respect to any Purchased Loans (principal or any interest, fees or other amounts) will be permitted until all other obligations to the lenders under the Credit Agreement have been paid-in-full, except that at the option of FA Sub 3, principal payments may be made in accordance with the amortization schedule set forth in the Credit Agreement. Interest in respect of Purchased Loans may be paid in kind (provided that such interest may not be deducted in calculating excess cash flow).

•	The Company and its subsidiaries will be permitted to make regularly scheduled or otherwise required repayments or redemptions of indebtedness; provided, however, that the Company may not prepay, redeem, purchase, defease or otherwise satisfy any obligation under the notes or Euro notes, other than the payment of regularly scheduled interest so long as no payment default (in respect of principal, interest, unused commitment fees or indemnification obligations) or event of default under the Credit Agreement has occurred or is continuing.

•	No voting, ratable sharing, indemnity or set-off (or similar enforcement) rights under the Credit Agreement will exist with respect to the Purchased Loans, and commitments to lend to FA Sub 3 under the revolving credit facility with respect to revolving Purchased Loans will terminate. GLG Funding Co. will not be permitted to transfer the Purchased Loans (by assignment or participation or otherwise).

•	GLG Funding Co., among other things, will, in its capacity as a lender under the Credit

Agreement, (i) be prohibited from being appointed as, or succeeding to the rights and duties of, the administrative agent under the Credit Agreement, (ii) waive its right to receive information prepared by the administrative agent under or in connection with the Credit Agreement and related agreements and attend any meeting or conference call with the administrative agent or any lender, (iii) be prohibited from making or bringing any claim against the administrative agent or any other lender with respect to the duties and obligations of such persons under the Credit Agreement and related agreements, and (iv) generally have no right to require the administrative agent or any other lender to undertake any action (or refrain from taking any action) with respect to the Credit Agreement or any related agreement (other than in connection with any requirement of the administrative agent or any lender to distribute any payments to GLG Funding Co. which it is entitled to receive in its capacity as lender pursuant to the terms of the Credit Agreement).
•	The Company will be prohibited from declaring or paying a dividend on its capital stock or in respect of the Class B exchangeable ordinary shares of FA Sub 2 for one year following the effective date of the amendments. The amendments also provide that following the expiration of that one-year period, the Company will not be able to declare or pay dividends on its capital stock or in respect of the Class B exchangeable ordinary shares of FA Sub 2 until the aggregate outstanding principal amount of loans owing to non-affiliates of the Company is less than $200 million and so long as no default or event of default under the Credit Agreement shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom.

•	Notwithstanding the restrictions on declaration and payment of dividends described in the preceding bullet, the amendments also provide that the Company is permitted to repurchase at any time shares of its common stock from:
•	employees of the Company and its subsidiaries, so long as such shares are registered with the Securities and Exchange Commission and to the extent the aggregate purchase price for all such repurchases does not exceed $5 million in any fiscal year, and

•	holders of its capital stock or any securities convertible or exchangeable into its capital stock, up to a maximum aggregate amount of $22.5 million in any fiscal year (provided that in connection with any such repurchase, outstanding loans under the Credit Agreement are prepaid in an amount equal to at least the purchase price for such repurchase (such prepayment, a “repurchase prepayment”)), in each case, so long as no default or event of default under the Credit Agreement shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom.

•	The applicable margin added to the interest rate for term loans and revolving loans under the Credit Agreement will be (i) 1.50% when interest is determined by reference to Citibank’s base rate, the adjusted certificate of deposit rate or the federal funds effective rate and (ii) 2.50% when interest is determined by reference to LIBOR, and will no longer be based on the financial ratios applicable to the Company and its consolidated subsidiaries.

•	Covenants requiring the Company to have a minimum fee paying assets under management (“AUM”) at the end of each fiscal year (which in the absence of the amendments would be $15.5 billion for the fiscal year ending December 31, 2009) and that the Company maintain at the end of each fiscal quarter a leverage ratio of not more than 4.5:1 (which is calculated on the basis of adjusted earnings before interest, taxes, depreciation and amortization on a last twelve months basis) will be eliminated and will no longer be applicable to the Company or its consolidated subsidiaries.
•	Mandatory prepayments of term loans and revolving loans (with term loans being prepaid first) will be required to be made from 50% of excess cash flow (determined on a consolidated basis) minus the aggregate amount of repurchase prepayments for such fiscal year. Payments in respect of the Purchased Loans and cash interest expenses in respect of repurchase prepayments will not be deducted when determining excess cash flow. Mandatory prepayments will be applied to prepay loans (other than Purchased Loans), and will not be applied to prepay Purchased Loans until all other loans have been paid in full.

•	The Company will not be permitted to make any acquisitions or certain investments, directly or indirectly, unless, among other conditions, its “adjusted unrestricted cash”, immediately before and after giving effect to such acquisition or investment, on a pro forma basis, is not less than the consolidated debt service for the nine month period following the closing date for such acquisition or investment. “Adjusted unrestricted cash” means, in connection with any proposed acquisition or investment, in each case, the amount equal to (a) unrestricted cash and cash equivalents held by the Company, FA Sub 3, FA Sub 2, FA Sub 1, GLG Funding Co. and any of the Company’s subsidiaries that guarantee the debt under the Credit Agreement determined on a pro forma basis after giving effect to such acquisition or investment plus (b) reasonable additions to its net cash flow for the nine month period following the closing date for such proposed acquisition or investment, determined on a pro forma basis after giving effect to such proposed acquisition or investment, in each case, as certified in reasonable detail by a financial officer of FA Sub 3 minus (c) any reductions to its net cash flow expected for such nine month period, determined on a pro forma basis after giving effect to such proposed acquisition or investment, in each case, as certified in reasonable detail by a financial officer of FA Sub 3.

•	Any “event of default” or “designated event” under the indenture with respect to the notes will be an event of default under the Credit Agreement.
          The acquisition of the Purchased Loans and the amendments to the Credit Agreement are conditioned on each other so that neither will occur unless both occur.

Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.
10.1	Amendment No. 3 to the Credit Agreement, dated as of May 11, 2009, among the Company, FA Sub 1 Limited, FA Sub 2 Limited, FA Sub 3 Limited, each a subsidiary of the Company, Citicorp USA, Inc., as administrative agent, and the other lenders party thereto.

99.1	Press Release of the Company dated May 11, 2009.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLG PARTNERS, INC.
By:	/s/ Alejandro San Miguel
Alejandro San Miguel
General Counsel and Corporate Secretary

Date: May 11, 2009

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Amendment No. 3 to the Credit Agreement, dated as of May 11, 2009, among the Company, FA Sub 1 Limited, FA Sub 2 Limited, FA Sub 3 Limited, each a subsidiary of the Company, Citicorp USA, Inc., as administrative agent, and the other lenders party thereto.

99.1	Press Release of the Company dated May 11, 2009.